Exhibit 99.1

FOR IMMEDIATE RELEASE

   ACCELIO CORPORATION RECEIVES HIGHER PROPOSALS IN RESPONSE TO OPEN TEXT BID


Ottawa, ON, January 30, 2002 - Accelio Corporation, (NASDAQ: ACLO, TSE: LIO), a leading global provider of Web-enabled business process solutions, today announced that the Company has received several proposals to acquire all of the issued and outstanding shares of Accelio. These proposals resulted from the process to enhance shareholder value commenced by Accelio and its advisors in response to the unsolicited bid made by Open Text Corporation on December 20, 2001.

Each proposal received by Accelio is at a price superior to the Open Text offer.

"We are pleased to have received a number of proposals with prices that are higher than the Open Text bid," said Abe Ostrovsky, chairman of Accelio Corporation.

Accelio and its financial advisors are currently engaged in negotiations with a view to concluding a definitive agreement following completion of due diligence. Additional steps remain to be successfully completed in order to produce a definitive agreement. It may not be possible for this to be completed prior to the expiry of the Open Text bid.

 "I have made our position very clear that the Open Text offer of CDN $2.75 is totally inadequate and undervalues our company," said A. Kevin Francis, president and chief executive officer of Accelio Corporation. "Over the past 18 months, we have re-staffed the executive team, doubled our sales and distribution capacity, revamped the integrated solution suite, and lowered our cost base while preserving our strong intellectual capital. With all of these accomplishments, combined with our reported October 31, 2001 free cash and receivables position of CDN $1.90 per share, it is certainly no surprise that we have received superior proposals."

Shareholders who have already tendered Accelio common shares under the Open Text offer are urged to WITHDRAW their tendered shares prior to February 4, 2002, the current expiry date of the Open Text offer. The procedure to withdraw deposited securities is outlined on page 20 of the Open Text Circular.

Accelio reminds shareholders that Open Text has made it a condition of its bid that it must make a public announcement if more than 50 per cent of the common shares (held by shareholders other than Open Text) have been tendered to the bid on the expiry date.


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Exhbit 99.1

ACCELIO RECEIVES ADDITONAL OFFERS IN RESPONSE TO OPEN TEXT BID/ 2


As stated in the Open Text offer to shareholders dated December 20, 2001, Open Text does not intend to take up and pay for any shares deposited or tendered to the offer at the close of business on February 4, 2002 (or such later date as may be fixed by Open Text) unless the minimum conditions (which includes at least 66 2/3 per cent of shares outstanding on a fully-diluted basis) have been satisfied at that time.

Accelio will continue to provide further information to shareholders as soon as it is possible.


About Accelio
Accelio Corporation (formerly JetForm Corporation) is a leading global provider of Web-enabled business process solutions, headquartered in Canada. Accelio helps organizations to gain sustainable advantage by extending and accelerating their core business processes. The Accelio family of integrated software solutions empower organizations to capture, integrate and present strategically relevant information for employees, partners and customers -- enabling them to work smarter and more productively.

With fiscal 2001 revenues of over $100 million, and in business since 1982, the Accelio global distribution network spans every continent, with more than 8.5 million users worldwide. Accelio customers are Global 2000 organizations in the financial services, banking, manufacturing, utilities and public sectors. For more information on Accelio, visit: www.accelio.com.

Accelio and the Accelio logo are trademarks of Accelio Corporation. Other product and company names herein may be trademarks of registered trademarks of their respective owners.

In this announcement, under the provisions of the new "safe harbour" section of the Private Securities Litigation Reform Act of 1995, Accelio makes forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual future results to differ materially are variability in quarterly results, competition, rapid technological change, management of growth, third party dependence, dependence upon key personnel, international operations and geographic concentration, exchange rate risks; currency fluctuations, reliance on intellectual property, product defects and product liability, volatility of stock and other factors as discussed in the Company's prospectus and Form-10K as filed with the Securities and Exchange Commission.

For more information:

Nicola Clarke McIsaac                      Eileen Foley
Accelio Investor Relations                 Accelio Public Relations
905-947-8485 ext. 3218                     613-751-4800 ext. 5273
nclarke@accelio.com                        efoley@accelio.com


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